UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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BDCA Venture, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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In connection with the solicitation of proxies for the 2015 Annual Meeting of Stockholders of BDCA Venture, Inc. (the “Company”) in person, by mail or electronic delivery, or by telephone or facsimile transmission:  (i) by the directors or officers of the Company, (ii) by the officers, employees or agents of the Company’s investment adviser, BDCA Venture Adviser, LLC (the “Adviser”), or (iii) by Georgeson, Inc., the Company’s proxy solicitor, the following additional materials may be used and are hereby being filed with the U.S. Securities and Exchange Commission.

June 22, 2015

Dear BDCV Stockholder:

Thank you for the support and loyalty that you have shown to BDCA Venture, Inc. (the “Company”).

The Company’s Annual Meeting is scheduled for July 9, 2015.

Bulldog Investors, LLC (“Bulldog”) has launched an activist campaign against the Company.  The Company’s Board of Directors (the “Board”) strongly opposes Bulldog’s proposals and will vigorously fight for what the Company believes is in the best interests of all its stockholders.  As you consider your vote, the Company wants you to have some important information.
●	The Board has a plan for the Company based on its new investment strategy.
●	Bulldog has no plan for operating the Company. Instead, its attack appears to be the same old story that it has used against other business development companies (“BDCs”).
●	Bulldog’s previous disruptive and contentious campaigns against these BDCs do not appear to have yielded positive results for the shareholders of those companies.

Please support the Board’s nominees by voting and returning the WHITE proxy card in the return envelope provided.  Your vote is extremely important.

THE COMPANY’S PLAN

The past year has been one of transition as the Company has taken steps to develop its plan for moving forward, which is discussed below.

Over 95% of the Company’s stockholders who participated in last year’s annual meeting approved the new investment advisory agreement in connection with the sale of the Company’s investment adviser to BDCA Adviser, LLC (“BDCA Adviser”), giving the Company access to BDCA Adviser’s larger platform and additional investment management and portfolio origination teams.

BDCA Adviser manages Business Development Corporation of America (“BDCA”), a non-traded BDC with $2.3 billion in total assets as of March 31, 2015.  BDCA had total annual returns of 7.6%, 14.1% and 15.2% for 2014, 2013 and 2012, respectively.  According to Blue Vault Partners, BDCA was one of the top performers among its non-traded BDC peer group in terms of total return for each of the past three consecutive years.  BDCA Venture Adviser, LLC (the “Adviser”), through its relationship with BDCA Adviser, has the experience and expertise to implement the new investment strategy.

The Company’s New Investment Strategy.  In September 2014, the Company announced a new investment strategy, which is designed primarily to:
●	generate current income, which will potentially offset operating expenses, and
●	create the potential to provide a more predictable and consistent source of return to the Company’s stockholders.

Under the new investment strategy, the Company will invest in the secured and unsecured debt instruments of growth companies that it believes are poised to grow at above-average rates relative to other sectors of the U.S. economy.  As the Company transitions its portfolio to debt investments, the Company expects to generate current income that will comprise a source of return for stockholders over time.

In an effort to move the new investment strategy forward, the Company joined in an exemptive application filed with the SEC to allow it to co-invest with other funds managed by BDCA Adviser.  However, Bulldog is attempting to thwart the Company’s ability to co-invest by requesting a last-minute hearing in an effort to delay or prevent the SEC from granting this exemptive relief.  The outcome of Bulldog’s request is unknown at this time, but, it is clear that Bulldog is trying to impede the Company’s ability to implement the new investment strategy.

“Shareholder First” Commitment.  While in the process of implementing the new investment strategy, the Company also announced the details of a “Shareholder First” initiative.  The principal components of “Shareholder First” include:
●	the deferral of the payment of base management fees due to the Adviser until a threshold level of net realized capital gains is earned, and
●
an expense reduction initiative that effectively caps certain of the Company’s operating expenses (excluding any management and incentive fees, litigation costs, extraordinary expenses and certain other expenses) at $1.5 million annually, with the Adviser absorbing any such operating expenses in excess of $1.5 million.  Expenses associated with the proxy contest and related litigation are not subject to this arrangement.

Based on BDC industry research, approximately 75% of all externally managed, publicly traded BDCs have compensation structures with annual asset management fees between 1.75-2.00% of gross assets1.  The advisory fees paid by the Company are consistent with industry norms and substantially similar to other BDCs in which Bulldog has been involved.

NAV Discount Compared to Peers.  The Company currently trades at the lowest discount to net asset value per share (“NAV”) among its specialty group of externally managed, equity-focused BDCs which include GSV Capital Corp. (“GSV”) and Firsthand Technology Value Fund, Inc. (“Firsthand” or “SVVC”), the target of a recent Bulldog activist campaign.  These equity-focused BDCs operate in a very complex investment arena and, historically, have traded at discounts to NAV due to their complexity and the fact that they typically have only periodic realized gains from which to pay distributions.  Based on the closing price on June 18, 2015, the Company currently trades at a 28% discount to NAV compared to discounts of 45% and 32% for Firsthand and GSV, respectively.

NO PLAN

Bulldog Has No Plan.  In stark contrast to the deliberate and thoughtful strategies outlined above, Bulldog has not articulated any plan for operating the Company.

Instead, Bulldog has asked stockholders to vote for “a proposal to direct the Board to consider adopting a plan to maximize shareholder value within a reasonable period of time” but has provided no detail.

Further, Bulldog apparently wants the Company to be managed internally.  But Bulldog does not provide any details on the skills or resources for this internal management.  Who would be the managers or officers?  What would the costs be?  How do stockholders know what is next?  Will Bulldog make the same financial commitment to BDCV’s shareholders, namely the operating expense cap, that the Adviser has made?  Does Bulldog’s plan contemplate the additional financial commitment to support existing equity positions if follow-on investments are required to protect a position? Again, absolutely no detail has been provided on these key considerations.

The Company believes that the proposals submitted by Bulldog have little chance of generating future value for the Company’s shareholders, ignore the complexity of the Company’s existing equity investments, are silent on the potential follow-on investments that may be required to preserve future value, and provide no real upside to stockholders. The Board understands the portfolio and has a plan.  The Company’s plan leverages the considerable resources of BDCA Adviser and its affiliates, as well as the Adviser’s willingness to absorb operating expenses.

Bulldog has a dismal BDC track record.  Over the past few months, the Company, the Adviser and BDCA Adviser have met with Phillip Goldstein, Bulldog’s manager, to encourage an open dialogue.  Mr. Goldstein has set forth proposals that are merely a re-tread of other Bulldog campaigns directed at other BDCs.  The Board believes that these campaigns have not benefited stockholders.

_____________________________________
1 Source: KBW Investment Banking Group Weekly BDC/RIC Market Overview dated June 5, 2015. SNL Financial, SEC Filings and Bloomberg.

As examples, Bulldog launched disruptive and contentious campaigns against two other BDCs—MVC Capital, Inc. and Firsthand.  In both cases, Bulldog’s involvement failed to create shareholder value as those two BDCs, based on industry research, are currently trading at the very bottom of the 51 publicly traded BDCs in terms of price to net asset value.

More importantly, Firsthand operates in the same specialty, equity-focused BDC space that the Company does.  At the time of Bulldog’s initial investment in Firsthand almost three years ago (July 2012), the price to NAV ratio was approximately 64% and has dropped to its current dismal level of 57%.  Do you really want Bulldog to manage your specialty BDC based on its past involvement with Firsthand—the worst price to NAV ratio, not only among the Company’s specialty peer group but also the entire publicly traded BDC industry?

The Publicly Traded BDC Market – Price to NAV Ratios as of 6/5/2015

Rank	BDC	Ticker	Price/NAV Ratio
1	TRIANGLE CAPITAL CORP	TCAP	1.58x
2	MAIN STREET CAPITAL CORP	MAIN	1.43x
3	HERCULES TECHNOLOGY GROWTH	HTGC	1.22x
4	TPG SPECIALTY LENDING INC	TSLX	1.17x
5	GOLDMAN SACHS BDC INC	GSBD	1.15x
6	GOLUB CAPITAL BDC INC	GBDC	1.11x
7	FIDUS INVESTMENT CORP	FDUS	1.09x
8	NEW MOUNTAIN FINANCE CORP	NMFC	1.08x
9	TCP CAPITAL CORP	TCPC	1.08x
10	MONROE CAPITAL CORP	MRCC	1.07x
11	NEWTEK BUSINESS SERVICES COR	NEWT	1.07x
12	FS INVESTMENT CORP	FSIC	1.06x
13	CAPITAL SOUTHWEST CORP	CSWC	1.01x
14	ARES CAPITAL CORP	ARCC	0.99x
15	MCG CAPITAL CORP	MCGC	0.99x
16	PENNANTPARK FLOATING RATE	PFLT	0.99x
17	GARRISON CAPITAL INC	GARS	0.98x
18	HARVEST CAPITAL CREDIT CORP	HCAP	0.98x
19	CM FINANCE INC	CMFN	0.97x
20	APOLLO INVESTMENT CORP	AINV	0.96x
21	THL CREDIT INC	TCRD	0.96x
22	TRIPLEPOINT VENTURE GROWTH	TPVG	0.96x
23	HORIZON TECHNOLOGY FINANCE	HRZN	0.96x
24	PENNANTPARK INVESTMENT CORP	PNNT	0.95x
25	CAPITALA FINANCE CORP	CPTA	0.95x
26	ALCENTRA CAPITAL CORP	ABDC	0.92x
27	SOLAR SENIOR CAPITAL LTD	SUNS	0.92x
28	BLACKROCK CAPITAL INVESTMENT	BKCC	0.91x
29	AMERICAN CAPITAL SENIOR FLOA	ACSF	0.90x
30	WHITEHORSE FINANCE INC	WHF	0.88x
31	GLADSTONE CAPITAL CORP	GLAD	0.88x
32	SOLAR CAPITAL LTD	SLRC	0.87x
33	OFS CAPITAL CORP	OFS	0.87x
34	STELLUS CAPITAL INVESTMENT C	SCM	0.86x
35	KCAP FINANCIAL INC	KCAP	0.86x
36	GLADSTONE INVESTMENT CORP	GAIN	0.85x
37	MEDALLION FINANCIAL CORP	TAXI	0.84x
38	TICC CAPITAL CORP	TICC	0.82x
39	MEDLEY CAPITAL CORP	MCC	0.81x
40	FULL CIRCLE CAPITAL CORP	FULL	0.81x
41	FIFTH STREET SENIOR FLOATING	FSFR	0.81x
42	OHA INVESTMENT CORP	OHAI	0.80x
43	HARRIS & HARRIS GROUP INC	TINY	0.80x
44	FIFTH STREET FINANCE CORP	FSC	0.75x
45	SARATOGA INVESTMENT CORP	SAR	0.75x
46	BDCA VENTURE INC	BDCV	0.75x
47	PROSPECT CAPITAL CORP	PSEC	0.74x
48	GSV CAPITAL CORP	GSVC	0.72x
49	AMERICAN CAPITAL LTD	ACAS	0.70x
50	MVC CAPITAL INC	MVC	0.65x
51	FIRSTHAND TECHNOLOGY VALUE	SVVC	0.57x

Source: KBW Investment Banking Group Weekly BDC/RIC Market Overview dated June 5, 2015. SNL Financial, SEC Filings and Bloomberg.
Note: Balance sheet figures are adjusted for intra-quarter common stock offerings, tender offers and completed acquisitions as appropriate.

Mr. Goldstein has been a member of the board of directors of MVC Capital since September 2012, and MVC Capital has not filed its financial statements since its July 2014 reporting period.  In addition, under Mr. Goldstein’s tenure as a director, MVC Capital’s price to NAV ratio has worsened from 78% at the time of his appointment to 65% (based on the June 5, 2015 closing price and the last disclosed NAV as of July 31, 2014).

Bulldog’s slate is inexperienced.  Bulldog has offered up a slate of the same nominees used in other contests, with director candidates who have no real experience or background in operating a BDC.

Neither Mr. Goldstein, nor Bulldog, has a fiduciary duty to act in the best interests of the Company or its stockholders.  However, the Board does have such a duty and it takes that duty seriously.

The Board and management have been working to close the gap between the Company’s stock price and NAV and have implemented share repurchase programs under which the Company has repurchased shares for a total cost of $3.6 million as of March 31, 2015.  The Company has also declared quarterly distributions which will pay shareholders a total of $0.60 per share in 2015, however, such 2015 distributions could represent a return of capital.  In addition, the Company declared capital gains dividends totaling $0.695 per share in 2014.

The Board and management remain committed to grow the Company and enhance stockholder value.  Don’t let Bulldog and Mr. Goldstein mislead you with half-truths designed to divert your attention from their vague and incomplete proposals that offer no real “plan” for the Company.

The Board strongly urges you to discard and not sign any green proxy card that you may receive from the dissident.

Please do not return any GREEN proxy card, even if you wanted to vote against the dissident’s nominees, as that would also cancel your prior vote for the Board’s nominees on the WHITE proxy card.  If you have already signed a GREEN proxy card, you can easily rescind your vote by voting and returning the WHITE proxy card.

The Board thanks you for your continued trust and support.

BOARD OF DIRECTORS
BDCA VENTURE, INC.